Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Organization

Best Logic, LLC	California

McDigit, Inc.	California

Global Telephony, Inc.	Nevada

Global AirWorks, Inc.	California

Tops Digital Security, LLC	Nevada